Conference Call Script
1st Quarter 2023 Results
Tuesday, April 25, 2023
11:00 a.m. local time

Facilitator:
Operator: Good morning, and welcome to the Peoples Bancorp, Inc., conference call. My name is Kate and I will be your conference facilitator. Today's call will cover a discussion of results of operations for the quarterly period ended March 31, 2023.
[Operator Instructions]
This call is also being recorded. If you object to the recording, please disconnect at this time.

[Operator Instructions]

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples' future financial performance or future events. These statements are based on management's current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples' Securities and Exchange Commission filings. Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples' business and operations. However, it is possible actual results may differ materially from these forward-looking statements. Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.

Peoples' first quarter 2023 earnings release was issued this morning and is available at peoplesbancorp.com under Investor Relations. A reconciliation of the non-Generally Accepted Accounting Principles, or GAAP, financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release.

This call will be -- will include about 25 to 30 minutes of prepared commentary, followed by a question-and-answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com in the Investor Relations section for one year.

Participants in today's call will be Chuck Sulerzyski, President and Chief Executive Officer; and Katie Bailey, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements. Mr. Sulerzyski, you may begin your conference.

Mr. Chuck Sulerzyski:
Good morning and thank you for joining our call today.
Based on our diversified business model and strong core deposit franchise, we are pleased to report strong quarterly earnings.
In our earnings release earlier this morning, we inadvertently under-reported our weighted average diluted shares by 618,965 shares.
As a result, our diluted earnings per share was $0.94, which was $0.02 lower than we reported in our earnings release of $0.96. We will issue an 8-K with a new release today.
Katie will review our excellent results a little later in the call.

In light of the current events in the banking industry, we will start our discussion with deposits, liquidity, credit and capital.
Our deposit base is a key strength for Peoples:
■At quarter-end, only 32% of our deposit balances exceeded FDIC insurance limits.
■This is down from 33% at year-end.
■We routinely pledge investment securities against certain governmental deposit accounts, which covered nearly $700 million of our uninsured deposit balances at quarter-end.
■Excluding our uninsured deposits that are covered by pledged investment securities, our uninsured deposits were only 19% of total deposits at quarter-end.
■Our liquidity position more than covers the remaining uninsured deposits.
■Our deposits are comprised of 75% retail deposits, which includes consumers and small businesses, and 25% commercial balances.
■Our average customer deposit relationship was $30,000 at quarter-end.
■At the same time, our median retail customer balance was a little over $3,000, while our median commercial customer balance was approximately $65,000.
■We effectively controlled our cost of deposits, which was 40 basis points for the quarter, compared to 19 basis points for the linked quarter.
■At the same time, our cost of funds was 72 basis points compared to 36 basis points for the linked quarter.
■Excluding our brokered CD’s, which we use for funding, our deposit costs for the quarter were 29 basis points, compared to 16 basis points for the linked quarter.
■We estimate approximately 85% of our deposits are from rural markets, while only 15% come from urban markets.
■During the recent turmoil in other markets, our clients have remained calm, and we have seen little unusual deposit movement.
■Our teams have been proactive in educating our clients on FDIC insurance limits and available options.
■We have also been reassuring our clients of our bank’s financial stability, which has been well received in the communities we service.
■Our total deposits, excluding brokered CD’s, declined $76 million, or 1%, compared to year-end.
■We have had inflated deposits related to COVID, so some of that decline was expected over time.
■We had outflows of savings and money market balances, but those were nearly offset with an increase in our retail CD’s, as we offered more attractive pricing.

■We did experience a decline in our non-interest-bearing deposits, however, some of the decline was tempered by an increase in governmental deposits that are seasonal in nature.
■Our demand deposits comprised 46% of total deposits at quarter-end, compared to 48% at year-end and 47% a year ago.
Moving to our liquidity position:
■We continually monitor our liquidity position, and have excellent balance sheet liquidity, with quick access to funds.
■Our loan-to-deposit ratio stood at 82% at March 31st, which was unchanged from year-end.
■At quarter-end, we had liquefiable assets of around $570 million, including cash and unpledged investment securities.
■We had nearly $3 billion of contingent sources of liquidity, which include potential borrowings, the value of other investment securities that had not been pledged, and available CDARS and ICS funding.
■Of the $3 billion, nearly $800 million of the available funding is from lines available from the FHLB and the FRB, assuming we have all available potential collateral pledged.
■We have not utilized the Federal Reserve’s Bank Term Funding Program since it’s inception, as we have not needed additional funding, and there is uncertainty around the markets viewing it negatively.
■We estimate that using this line, as of March 31st, in lieu of other funding from the FHLB and the FRB, would save us around $740,000 annually in expense.
■This funding source also allows us to pledge investment securities at par as collateral, instead of at market value.
■We see benefit of utilizing this line due to the lower cost, compared to our other funding sources, and believe the projected savings is justified, therefore, we may utilize this funding source in the future.
From a credit quality perspective, we had stable metrics compared to year-end.
■Our allowance for credit losses was 1.12% of total loans, which was flat compared to year-end.
■While we increased reserves for pooled loans during the quarter, much of this increase was offset by payoffs of individually analyzed loans, which resulted in a provision for credit losses that was mostly driven by charge-offs during the quarter.
■Nonperforming assets improved $2.4 million, and declined to 0.58% of total assets, compared to 0.63% at year-end.
■The decrease in nonperforming assets was driven by payoffs and paydowns on multiple relationships since year-end, coupled with loans that were no longer past due.
■The portion of our loan portfolio considered “current” at quarter-end was 98.8%, an improvement from 98.6% at year-end.
■While the current rate environment has put pressure on commercial customers, we have not seen a meaningful uptick in delinquencies.

■Our quarterly annualized net charge-off rate was 13 basis points for the quarter, an improvement from 18 basis points for the fourth quarter.
■This decline was driven by lower lease net charge-offs.
■Our consumer indirect loan charge-offs have grown in recent periods, and were 7 basis points of net charge-offs for the quarter, compared to 6 basis points for the linked quarter and 3 basis points for the prior year quarter.
■During the first quarter, our number of indirect loan charge-offs declined; however, the average size of charge-offs grew, resulting in the higher annualized net charge-off rate, due to used car pricing.
■The indirect loan charge-offs are within a range we would expect, and we are comfortable with them.
■Our classified loans experienced a slight increase of $4 million compared to the linked quarter-end.
■This was driven by the downgrade of one commercial and industrial relationship.
■At the same time, our criticized loans were up 4%. This increase was largely due to three commercial and industrial relationships.
■The increase in criticized loans was partially offset by paydowns of $16 million, and upgrades of $2 million during the quarter.
With regard to commercial office space, this remains a very small portion of our loan portfolio.
■Our total exposure was $107 million at quarter-end and represented 1.9% of our total loan portfolio.
■The top 10 borrowers represent 55% of the commercial office space loan portfolio and have average liquidity of $15 million.
■These borrowers average $6 million in commitments, and $5.5 million in outstanding balances.
■We only have $1.7 million of commercial office space balances maturing in 2023.
As for our multifamily real estate loan portfolio, our total exposure was $426 million at quarter-end.
■The outstanding balance of this portfolio was $235 million at quarter-end, and the majority of our exposure is within the construction phase with top-tier developers.
■This portfolio is concentrated in central Ohio, and our top 10 exposures account for 50% of the portfolio.
■The average liquidity of these top ten borrowers is $21 million.
■We see no major problems with our projects. While there has been the occasional permitting or construction delay, projects have largely been leasing up at the desired speeds, with most of them at rents higher than projected.
We remain focused on growing and maintaining a diversified loan portfolio.
■At quarter-end, our commercial real estate loans comprised 31% of total loans, while commercial and industrial loans were 19%, construction loans were 5%, specialty finance totaled 10% and our consumer loans were 35%.

■Of our commercial real estate loans, 37% is owner-occupied, which we view more like commercial and industrial loans.
■We generally only do these transactions where we bank the operating company.
■Compared to year-end, our loan portfolio grew 4%, on an annualized basis.
■This included 16% annualized growth in commercial real estate loans; and,
■11% annualized growth in both leases and consumer indirect loan balances.
■At quarter-end, the percentage of fixed rate loans to total loans was 45%, while our floating rate loans were 55%.
■We have confidence in our ability to grow our overall loan portfolio organically, with credit quality at the forefront of our process.
From a capital perspective, our capital ratios continue to be strong, and grew at quarter-end.
■We are meaningfully above well capitalized levels.
■At March 31st, even if we included our accumulated other comprehensive loss and held-to-maturity investment security losses, we would still be above well capitalized levels for all of our capital ratios.
I will now turn the call over to Katie for additional details around our earnings and financial performance.
Ms. Katie Bailey:
Chuck always steals the earnings discussion, and I am delighted to report the following good news.
Our earnings improved compared to the linked quarter, and were highlighted by:
■Diluted EPS totaling $0.94, which was negatively impacted by $0.02 for acquisition-related expenses, versus consensus estimates of $0.91;
■Continued improvement in our net interest income, which was up 3%; and net interest margin expansion of 9 basis points;
■Fee-based income growth of 9%, which was primarily due to the annual performance-based insurance income we receive in the first quarter of each year;
■Our pre-tax, pre-provision return on average assets grew 5 basis points to 2.11%;
■We also had 4% annualized total loan growth, compared to year-end;
■Our deposit costs, excluding brokered CDs, remained low, and only grew 13 basis points compared to the linked quarter;
■Our tangible equity to tangible assets ratio improved to 7.1%, and was up 41 basis points compared to year-end;
■At the same time, our tangible book value per share improved $1.14 compared to year-end and was $17.37.
For the quarter, our net income was impacted by expected additional expenses we typically recognize in the first quarter of each year. As a result, our total non-interest expense for the quarter included:

■Employer contributions to health savings accounts of $591,000; and,
■Stock-based compensation expense for certain employees of $1.1 million.
■Combined, these additional expenses reduced our diluted EPS by 5 cents.
We also incurred $551,000 in acquisition-related expenses for the quarter, which negatively impacted our diluted EPS by 2 cents.
Our net interest income grew compared to the prior periods, as the higher market interest rates benefited our interest income, outpacing the increase in our funding costs.
■Compared to the linked quarter, net interest margin grew 9 basis points.
■Accretion income declined over $220,000, and added 13 basis points to margin, compared to 14 basis points for the linked quarter.
■During the first quarter, we sold nearly $100 million of available-for-sale investment securities, and recognized a loss of $1.9 million.
■We expect to recover this loss within the calendar year.
■The purpose of the sales was to make our investment portfolio and overall balance sheet more efficient, and improve net interest income.
■Compared to the linked quarter, our investment yields improved 41 basis points.
■Our total loan yields improved to 6.1%, from 5.6% for the linked quarter and 4.5% for the prior year quarter.
Our fee-based income improved 9% compared to the linked quarter, primarily due to the annual performance-based insurance commissions we receive in the first quarter of each year.
Our total non-interest expense grew compared to the linked quarter.
■As I mentioned earlier, we were impacted by additional costs we typically recognize during the first quarter of each year.
■We also had higher franchise tax and electronic banking expense, compared to the linked quarter.
Our reported efficiency ratio was 57.8% for the quarter, compared to 56.7% for the linked quarter.
■When adjusted for non-core expenses, our efficiency ratio was 57.2%, compared to 55.9% for the linked quarter.
From a balance sheet perspective, we grew our investment securities portfolio to 24.6% of total assets compared to 24.2% at year-end.
■We have been selectively choosing certain securities to enhance our portfolio prior to the closing of the Limestone merger, as we manage toward our future outlook for the balance sheet.
■We still anticipate that investment securities as a percentage of total assets will decline in future periods, as we manage our liquidity position and bring on Limestone.

■We will continue to actively manage the investment securities portfolio and may be opportunistic as it relates to future sales, as we were in the first quarter, where there is a benefit from an interest rate and earnback perspective.
■From a liquidity viewpoint, we do not anticipate the need to liquidate our investments to ensure future liquidity.
As it relates to our interest rate sensitivity, we continue to manage to a relatively neutral balance sheet position.
■We remain slightly asset sensitive.
■We have taken actions over the last couple of quarters to reduce our exposure to lower interest rates, primarily through the investment security purchases we have made.
■We anticipate that the Limestone merger will have a minimal impact on our interest rate sensitivity position.
■We believe they may reduce our asset sensitivity slightly, but will not meaningfully change our interest rate profile.
We continue to have a strong capital position, which further grew this quarter and exceeds well capitalized limits.
■At quarter-end, our common equity tier 1 capital ratio improved 30 basis points compared to year-end; while
■Our total risk-based capital ratio grew 29 basis points; and,
■Our leverage ratio increased 10 basis points.
In reaction to the recent bank failures, we have taken additional steps to analyze our capital levels.
■Although we exclude our accumulated other comprehensive loss from the calculation of our regulatory capital ratios, as permitted by regulators; we completed an analysis where we included that loss, as well as losses on our held-to-maturity investment securities portfolio in our regulatory capital ratios.
■Even including these unrealized losses, which totaled $165 million after-tax, our regulatory capital ratios would have all been considered -- would have all been considered above well capitalized levels at March 31, 2023.
■For example, at quarter-end our common equity tier 1 capital was $624 million, or 12.2% of risk-weighted assets.
■If you reduce our common equity tier 1 capital by our accumulated other comprehensive losses of $111 million, that ratio is 10.0% of risk-weighted assets.
■If you further reduce our common equity tier 1 capital by our after-tax unrealized loss on our held-to-maturity investment securities, which was $54 million, it is -- it resulted in a ratio of 8.7% of risk-weighted assets.
■These calculations are above the 6.5% well capitalized level set by regulators for this particular ratio.
Our tangible equity to tangible assets ratio improved to 7.1%, from 6.7% at the linked quarter-end, as earnings net of dividends increased our capital, coupled with a slight recovery in our accumulated other comprehensive loss.

We grew our book value per share and tangible book value per share by 15% and 28%, respectively, on an annualized basis, compared to year-end.
Earlier this morning, we announced a one cent increase to our quarterly dividend. We remain focused on providing a quality return for our shareholders, and have increased our dividend for eight consecutive years.
I will now turn the call back to Chuck for additional comments.
Mr. Chuck Sulerzyski:
Thank you, Katie.
We had another strong quarter and continue to look forward to our future. At the same time, we are working to assess our readiness to cross the $10 billion asset threshold.
■We are in no hurry to cross the threshold; however, we want to be prepared as soon as possible so that we do not restrict ourselves from seizing opportunities that could be beneficial for our future success.
■With this in mind, we have engaged a third party accounting and consulting firm to assist with our analysis and preparation process.
As far as our merger with Limestone, we are on track as far as timing, and we expect to hit our internal metrics on projected cost savings.
■We have received regulatory approval, and plan to close the merger as of the close of business on April 30th.
■We have a separate conversion date in the third quarter for our core processor, and are coordinating our processes, and those of Limestone, between the close and conversion dates with our operations teams.
■For months, we have been engaging with the clients and communities served by Limestone.
■We are actively ensuring our full suite of products will be available in the Limestone markets, including indirect lending, mortgage, dealer floorplans, insurance, trust and specialty finance opportunities.
■We are optimistic about our combined future, and are excited about the talent we are picking up in the merger.

We want to finish up with our guidance for the remainder of 2023. These projections include the impact of the pending Limestone merger, but exclude acquisition-related expenses:
■During the rest of 2023, we expect our net interest income to continue to grow due to the impact of the Limestone merger, as well as the full year benefits of higher market interest rates as our loans reprice to the newest rate;
■As we noted during our last call, we expect net interest margin expansion to slow through the year, as we continue to increase our funding costs.
■With those items in mind, we believe net interest margin for 2023 will be between 4.40% and 4.60%, which assumes relatively flat market interest rates for 2023 as compared to year-end 2022;
■However, the second quarter might come in below this range given the merger closing and our related purchase accounting adjustments, but we expect the full year margin will be within this range;

■We anticipate loan growth of between 25 and 30%, including the new Limestone balances, while we believe our annual organic growth without the acquired loans, will be between 5 and 7%;
■We expect fee-based income percentage growth to be in the low double-digits compared to 2022, which includes the impact of the pending Limestone merger;
■We are anticipating a 21% increase in our total non-interest expenses for 2023, excluding acquisition-related expenses, compared to the full year of 2022, assuming we achieve our anticipated cost savings for the merger;
■Since our close and conversion dates are separate for the Limestone merger, we believe we will incur acquisition-related expenses during the second quarter of between $9 and $10 million, with another $4 to $5 million during the third quarter.
■We will also record a provision for credit losses during the second quarter to establish the allowance for credit losses for the acquired non-purchased credit deteriorated loans from Limestone.
■We estimate that the provision for credit losses we will record will be between $11 to $13 million. However, there are many moving pieces and this number is subject to change.
■We expect our efficiency ratio, excluding one-time expenses, to be between 55% and 57% for the full year, including the impact of the addition of Limestone.
■We believe we will have an increase of about 5 basis points in our net charge-off rate during 2023, compared to 2022;
As far as bank performance, we understand that analysts are cutting earnings projections for institutions across the board, but we do not believe this to be an accurate indicator for investors of Peoples.
■We recommend that analysts look at each bank individually, and inform the market based on their analysis.
■Specifically, across the board moves shortchange the quality of our deposit book, and the strength of our margin.
■We remain comfortable with our original 2023 estimates.
■From our perspective, we believe our deposits, loan growth, earnings trajectory and the impact of the Limestone merger make it likely that we will grow earnings between 18% and 19%, in 2023.
This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q and A session is Katie Bailey, our Chief Financial Officer. I will now turn the call back into the hands of our call facilitator.
Thank you.
Question and Answer Session
Facilitator: [Facilitator instructions]
Our first question is from Brendan Nosal of Piper Sandler.

Mr. Brendan Nosal:
Maybe just to start off, on funding costs here, I mean, they remained remarkably benign for you folks over the course of this tightening cycle. I'm just curious if, given all of the changes for the bank space over the past few months, is there a point at which there's a larger catch-up, just kind of given where the yield curve is versus your current funding costs, and then also the need to maybe more actively maintain deposit balances?
Mr. Chuck Sulerzyski:
Nothing crazy. Nothing more than what you've seen already. I think the difference between this quarter and last quarter, I think you might expect that going forward, but nothing more severe than that. And again, I think it's a testament to the markets that we serve. We're in a lot of places that a lot of people have left, large competitors.
Mr. Brendan Nosal:
Yes, yes. Okay. Perhaps one more from me: You folks mentioned getting prepared internally for $10 billion in assets, and I was just kind of wondering what that process looks like in terms of your appetite for M&A in the near term, whether that kind of pushes out a desire to do deals as you get ready internally?
Mr. Chuck Sulerzyski:
Well, the process review -- to answer the first part of the question, what that process looks like, it's a comprehensive review of all of our processes as it relates to compliance, credit, accounting, operations, systems, et cetera. As far as our appetite for M&A in the short term, we'd like to get Limestone closed this week and converted in August, and make sure that's up and sailing. We're in, as I said, no hurry to cross $10 billion, but we don't want to leave -- we don't want to be left not able to take advantage of a situation should something that we view as strategically important come along, so if we could pick it, we'd cross $10 billion a couple years out, but we may not have that ability to pick it.
Facilitator:
The next question is from Daniel Tamayo of Raymond James.
Mr. Daniel Tamayo:
Maybe first, just following up on the funding discussion, just curious kind of how you're thinking about the interplay between -- when you are using the wholesale funding, if it's brokered CDs, if it's FHLB, how you're thinking about that, and then how far out you're going in terms of maturities with those fundings.
Ms. Kathryn Bailey:
Sure. So as you saw in the results for the first quarter relative to the fourth quarter, we did access the brokered CD market as that pricing was advantageous compared to what our primary source historically and continues to be, the FHLB, for our overnight funding needs. So we did use the brokered. And they're generally going -- we're going out three to six months on the brokered side, so not real long, given the current expectations in the rates.
Mr. Daniel Tamayo:
Understood. That makes sense. And then my follow-up is around Limestone. I saw their release this morning; I didn't see anything on their office exposure. Was just curious if you had a sense for how much Limestone would add to the $107 million you mentioned in terms of overall office, and if that's mostly Louisville.

Mr. Chuck Sulerzyski:
Yes, they have a little bit more heavy weighting in office than we do. If you give me a minute or two, we'll come up with a number for you. But yes, on the geography question, it's more. So they have $51 million extra in office than we have, more in Central Kentucky, Louisville, Lexington-focused.1
Facilitator:
The next question is from Terry McEvoy of Stephens.
Mr. Brandon Rud:
This is Brandon Rud on for Terry. My first question here: Can you just talk about your thoughts on the non-interest-bearing deposit flow and where those could bottom as a percent of total deposits?
Mr. Charles Sulerzyski:
I think the trend that we've seen is in terms of a percent or so deterioration a quarter, and not quite a percent, if you look at it since the beginning of the rate rises. I think that that continuing for a little bit is likely, but I don't think you're going to see massive changes in the ratio between the interest-bearing and the non-interest-bearing DDA. Those are pretty stable long-term customers.
Mr. Brandon Rud:
Okay, perfect. And one, I think, in our NIM guide, you said 4.40% to 4.60% for the year, 2Q coming in lower than that. I guess there's some movement with the merger, but do you think on a core basis or a standalone Peoples basis, the margin has peaked, or is there further room for expansion there?
Mr. Charles Sulerzyski:
I think it's about where it's going to get to, if you take the noise out, with the acquisition.
Mr. Brandon Rud:
Okay. And just one on the credit. The criticized loan increase, I think, in the release, it says C&I. Did you give any specifics on which industries those credits were in?
Mr. Charles Sulerzyski:
It was the -- it was in dealer floor plan.
Mr. Brandon Rud:
Okay, okay. And sorry, just one last one: So the decision to restructure the securities portfolio, what point in the quarter was that? Was there a -- was it in mid-March -- excuse me. Was mid-March the catalyst for that, or is that prior to all the events?
Ms. Kathryn Bailey:
Yes, it was prior to all of that, actually. There was a piece of it done in mid- to late February and then a piece was done very early in March.
1 Limestone will add $51 million of office exposure post-merger

Facilitator:
The next question comes from Manuel Navas of D.A. Davidson.
Mr. Manuel Navas:
How should we think about kind of deposit growth, like, on a core basis for the year? What are kind of some of the puts and takes there?
Mr. Charles Sulerzyski:
I think there's some seasonality in deposits, some flows with public funds. I think that 82% loan-to-deposit ratio, I think that we have a fair amount of room. We don't need to price more aggressively than we're pricing. So I expect minimal deposit growth outside of the Limestone acquisition, and I think that's -- that'll help us from a margin perspective.
Ms. Kathryn Bailey:
Yes, and I would say there will likely continue to be a mix shift within the portfolio as you've seen the last few quarters out of kind of the lower-cost deposits into more of the CDs, and when I say CDs I'm thinking retail kind of CDs, customer CDs. We'll continue to look at the brokered market as a funding source, and I know that rolls up into deposits, but that's viewed more as funding than kind of customer deposits, per se.
Mr. Manuel Navas:
I appreciate that. Kind of bigger picture, what kind of shifts in your thinking if a recession hits, like, second half of the year, in terms of some of your guidances? And not to be so negative, where are some of the opportunities where your guidance could be almost conservative?
Mr. Chuck Sulerzyski:
Yes, so, which knife do you want us to slit our throat with? Okay, the -- I don't see a recession. We don't have a great deal of optimism on the economy baked into those numbers. We're in markets that don't grow. Our proposition is very simple. The only way we can grow is to take business away from the competition, and that doesn't change in good times or bad times. So in some ways it's a little recession -- it's independent of any recession. What I would say is that the leasing businesses that we have may do a little better in harder times than the core business, so that would help offset any flows, but we don't have a lot of great growth in there in terms of -- based off of the economy. Does that help you?
Mr. Manuel Navas:
Yes, that helps. That's good color. I think we've kind of covered most other things, so I really appreciate the color.
Mr. Chuck Sulerzyski:
Thank you, thank you.
Facilitator:
The next question is a follow-up from Brendan Nosal of Piper Sandler.
Mr. Brendan Nosal:

Just one more from me. Thank you for the commentary on the margin just in terms of kind of where the 2Q lands versus the full year guide. I guess looking beyond that, does the margin move back up in this third quarter given the 2Q pressure is on kind of purchase accounting noise, or is that just a reset lower that kind of carries through the rest of the year?
Ms. Kathryn Bailey:
No, it resets higher. And what the -- what we're just giving a heads up to in the second quarter is, as you're well aware, we go through day one valuations, and they'll be preliminary, at 6/30, that we're using to record off of, and there will be likely true-ups that happen in the third quarter, so there will be some noise and mostly be accretion income that is recorded in each of those periods. So that's why we're -- there's a potential that Q2 might be slight -- lower than the guidance, and then it'll bounce back in that range in the third and fourth quarter.
Mr. Brendan Nosal:
Got it, but it sounds like all of that noise will be purchase accounting and not the core margin, correct?
Ms. Kathryn Bailey:
Correct. And we'll disclose it as we always do.
Facilitator:
At this time there are no further questions. Sir, do you have any closing remarks?
Mr. Chuck Sulerzyski:
Yes, I'd like to thank everyone for joining our call this morning. Please remember that our earnings release and a webcast of this call will be archived at peoplesbancorp.com under the Investor Relations section. Thank you for your time and have a great day.
END